Exhibit 10.16

SEPARATION AGREEMENT

AND

GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“General Release”) is made and entered into by and between Jeff O. Foote, on behalf of his/her agents, assigns, heirs, executors, administrators, attorneys and representatives (“I,” “me,” “Employee”), and Alliant Techsystems Inc., a Delaware corporation, any related corporations or affiliates, subsidiaries, predecessors, successors and assigns, present or former officers, directors, shareholders, board members, agents, employees, and attorneys, whether in their individual or official capacities, delegates, benefit plans and plan administrators, and insurers (“Company” or “ATK”).

ATK and I have mutually agreed that my employment shall terminate as provided in this General Release.  In consideration of my signing and complying with this General Release, ATK agrees to provide me with certain payments and other valuable consideration described below.  Further, ATK and I desire to resolve and settle any and all potential disputes or claims related to my employment or termination of employment.

Therefore, ATK and I mutually agree to the following terms and conditions:

1.                                       Termination of Employment.  I understand my employment with ATK is terminated effective March 31, 2004.  ATK will pay me for any accrued, but unused vacation/PTO.  My continuing rights, if any, under all other ATK employee benefit plans will be governed by those plans.

2.                                       Severance Benefits.  In exchange for the promises contained herein, and after the applicable rescission period has elapsed, ATK will provide me with the severance pay and severance benefits identified in this Paragraph 2 (together referred to as “Severance Benefits”):

(a)                                  Severance Pay.  I will receive a single lump-sum severance payment in the amount of $278,000, which is equal to twelve months of my base pay.  This severance payment will be subject to all applicable withholdings and will be taxable as payroll wages.  No 401k deductions will be taken from the payment nor is it pensionable earnings (for example, it is not “Earnings” or “Recognized Compensation”) for purposes of any ATK qualified or non-qualified employee benefits plans.

(b)                                 Executive Incentive Plan.  I will be eligible to receive an Executive Incentive Plan (EIP) payment for Fiscal Year 2004.  Such payment will be based solely on the actual corporate performance as established in the beginning of such fiscal year, with no discretionary adjustment made to it.  This amount will be paid in a single lump sum payment in cash (or deferred if previously elected) at the time all other EIP participants receive payment.

(c)                                  CVA.  I shall be paid $311,570 as your CVA bonus.  No 401k deductions will be taken from the payment nor is it pensionable earnings (for example, it is not “Earnings” or “Recognized Compensation”) for purposes of any ATK qualified or non-qualified employee benefits plans.

(d)                                 Restricted Stock.  I do not have any unvested and outstanding restricted stock grants.

(e)                                  Performance Share Incentive Stock. I do not have any unvested and outstanding performance shares.

(f)                                    Stock Options.  The ATK Board of Directors, Personnel and Compensation Committee vested your unvested stock options (3,500 at $47.75, 10,000 at $59.12, and 10,000 at $57.43).  This vesting is subject to your entering into this General Release and will be effective either the date of your termination or the day after the applicable rescission period, whichever is later.

(g)                                 Deferred Compensation.  Any compensation you deferred under the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan (or predecessor plan) shall be paid in accordance with your pre-selected distribution options and the terms of that plan.

(h)                                 Financial Planning.  ATK will continue to make available to you Ayco financial services for the period of April 1, 2004 through March 31, 2005.

(i)                                     Health Care Coverage.  ATK will pay for continued health care coverage through its COBRA administered health care plan from April 1, 2004 through March 31, 2005, or until you are covered under another employer’s health care plan, whichever is sooner.

(j)                                     Outplacement Services.  I will be entitled to participate in executive level outplacement services as described in my separation information materials.

(k)                                  Independent Consideration.  I am only eligible for Severance Benefits because I have signed and not revoked this General Release.  I acknowledge that I am not otherwise entitled to receive such additional and valuable consideration.  By my signature on this General Release, I waive all rights to any other benefits or cash payment.

3.                                       Post Employment Restrictions

(a)                                  Confidentiality and Non-Disparagement.  I acknowledge that in the course of my employment with ATK, I have had access to confidential information and trade secrets.  I agree to maintain the confidentiality of ATK’s confidential information and trade secrets.  I will not disclose or otherwise make available to any person, company, or other party confidential information or trade secrets.  Further, I agree not to make any disparaging or defamatory comments about ATK or any aspect of my employment or termination from employment with ATK.

(b)                                 Competition Restrictions.  From April 1, 2004 through March 31, 2005, I agree, I will not directly , personally engage in, nor own, manage, operate, join, control, consult with, participate in the ownership, operation or control of a company (or division of a larger Corporation) that competes directly with ATK in the Aerospace industry.  This is not meant to restrict my ability to work for one of the major defense contractors in areas not directly competing with ATK.  For those situations when I seek employment with a competing “corporation” in a field not connected to ATK’s business, I will confer with ATK prior to accepting future employment to ensure I am not accepting employment that directly competes with ATK and give ATK to the right to provide a copy of this provision to said potential employer.

(c)                                  Non-solicitation.  From April 1, 2004 through March 31, 2005, I will not, directly or indirectly solicit any of ATK’s employees for the purpose of hiring them or inducing them to leave their employment with ATK, nor will I own manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity that engages in the conduct proscribed by this paragraph during the restricted period.

4.                                       Return of ATK Property.  Prior to my last day of employment, I agree to return all ATK property in my possession or control including, but not limited to, confidential or proprietary information, credit card, computer, documents, records, correspondence, identification badge, files, keys, software, and equipment.  Further, I agree to repay to ATK any amounts that I owe for personal credit card expenses, wage advances, employee store purchases, and used, but unaccrued, vacation/PTO time.  These debts may be withheld from my severance payment, if any.

5.                                       Effect of Breach.  If I breach any provision of this General Release, I will not be entitled to Severance Benefits.  Notwithstanding the foregoing, if I breach the Competition Restrictions or Non-solicitation provisions, I must return 75% of my severance payment, and I understand ATK will discontinue any remaining severance benefits. I agree that if I violate this General Release, ATK will be entitled to repayment of the value of the Severance Benefits I received and/or to seek injunctive relief.

6.                                       General Release of Claims.  Except as stated in Paragraph 7, I hereby release and forever discharge ATK from all claims and causes of action, whether I currently have knowledge of such claims and causes of action, arising, or which may have arisen, out of or in connection with my employment or termination of employment with ATK.  This includes, but is not limited to claims, demands or actions arising under any federal or state law such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1978 (“ERISA”), the Worker Adjustment Retraining and Notification Act (“WARN”), the Fair Labor Standards Act (“FLSA”), the National Labor Relations Act (NLRA”), the Occupational Safety and Health Act (“OSHA”), the Rehabilitation Act, the Utah Antidiscrimination Act, and Minn. Stat. Chap. 181, all as amended.

This General Release includes any state human rights or fair employment practices act, or any other federal, state or local statute, ordinance, regulation or order regarding conditions of employment, compensation for employment, termination of employment, or discrimination or harassment in employment on the basis of age, gender, race, religion, disability, national origin, sexual orientation, or any other protected characteristic, and the common law of any state.

I further understand that this General Release extends to all claims which I may have as of this date against ATK based upon statutory or common law claims for breach of contract, breach of employee handbooks or other policies, breach of promises, fraud, wrongful discharge, defamation, emotional distress, whistleblower claims, negligence, assault, battery, or any other theory, whether legal or equitable.

I agree that this General Release includes all damages available under any theory of recovery, including, without limitation, any compensatory damages (including all forms of back-pay or front-pay), attorneys’ fees, liquidated damages, punitive damages, treble damages, emotional distress damages, pain and suffering damages, consequential damages, incidental damages, statutory fines or penalties, and/or costs or disbursements.  Except as stated in Paragraph 7, I am completely and fully waiving any rights under the above stated statutes, regulations, laws, or legal or equitable theories.

7.                                       Exclusions from General Release.  I am not waiving my right to enforce the terms of this General Release or to challenge the knowing and voluntary nature of this General Release under the ADEA as amended; or my right to assert claims that are based on events that happen after this General Release becomes effective.  I agree that ATK reserves any and all defenses, which it has or might have against any claims brought by me.  This includes, but is not limited to, ATK’s right to seek available costs and attorneys’ fees, and to have any money or other damages that might be awarded to me, reduced by the amount of money paid to me pursuant to this General Release.  Nothing in this General Release interferes with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or to participate in an EEOC investigation or proceeding.  Nevertheless, I understand that I have waived my right to recover any individual relief or money damages, which may be awarded on such a charge.

8.                                       Right to Rescind.  This General Release does not become effective for a period of fifteen (15) days after I sign it and I have the right to cancel it during that time.  Any decision to revoke this General Release must be made in writing and hand-delivered to ATK or, if sent by mail, postmarked within the fifteen (15) day time period and addressed to Paula Patineau, Chief People Officer, Alliant Techsystems Inc., 5050 Lincoln Drive, Edina, MN 55436.  I understand that if I decide to revoke this General Release, I will not be entitled to any Severance Benefits.

9.                                       Unemployment Compensation Benefits:  If I apply for unemployment compensation, ATK will not challenge my entitlement to such benefits.  I understand that ATK does not decide whether I am eligible for unemployment compensation benefits, or the amount of the benefit.

10.                                 No Wrongdoing.  By entering into this General Release, ATK does not admit that it has acted wrongfully with respect to my employment or that I have any rights or claims against it.

11.                                 Choice of Law and Venue.  The terms of this General Release will be governed by the laws of Minnesota (without regard to conflict of laws principles).  Any legal action to enforce this General Release shall be brought in a competent court of law in Hennepin, County.

12.                                 Severability.  If any of the terms of this General Release are deemed to be invalid or unenforceable by a court of law, the validity and enforceability of the remaining provisions of this General Release will not in any way be affected or impaired thereby.

13.                                 No Assignment.  This General Release is personal to me and I cannot assign it to any other person or entity.

14.                                 Attorneys’ Fees.  I understand that I am responsible to pay my own costs and attorneys’ fees, if any, that I incurred in consulting with an attorney about this General Release.

15.                                 Entire Agreement.  This General Release constitutes the entire agreement between ATK and me regarding the subject matter included in this document.  I agree that there are no promises or understandings outside of this General Release, except with respect to my continuing obligations not to reveal ATK’s proprietary, confidential, and trade secret information, as well as my obligations to maintain the confidentiality of secret or top secret information, and my obligations under Paragraph 3 of this General Release.  This General Release supercedes and replaces all prior or contemporaneous discussions, negotiations or General Releases, whether written or oral, except as set forth herein.  Any modification or addition to this General Release must be in writing, signed by an officer of ATK and me.

16.                                 Eligibility and Opportunity to Review.

All employees must execute a release of claims in order to receive Severance Benefits.

I certify that I am signing this General Release voluntarily and with full knowledge of its consequences.  I understand that I have at least forty-five (45) days from the date I received this General Release to consider it, and that I do not have to sign it before the end of the forty-five (45) day period.  I have been advised to use this time to consult with an attorney prior to executing this General Release.

I understand that the offer to accept this General Release remains open for forty-five (45) days.  If I have not signed this General Release within forty-five (45) days of receiving it, then this offer expires and ATK will be under no obligation to accept this General Release or to provide me any Severance Benefits.

17.                                 I Understand the Terms of this General Release.  I understand all of the terms in this General Release and I have not relied on any oral statements or explanations by ATK.  I have had adequate time to consider whether to sign this General Release, and I am signing it voluntarily.

IN WITNESS WHEREOF, Employee has executed this General Release by his/her signature below.

Date:	March 30, 2004	Jeff O. Foote

/S/ JEFF O. FOOTE
Employee’s signature

Date:		ALLIANT TECHSYSTEMS INC.

/S/ PAULA PATINEAU
By: Paula Patineau
Its: Chief People Officer